Exhibit 99.1

Greatbatch, Inc. Reports 2009 Third Quarter Results

CLARENCE, N.Y.--(BUSINESS WIRE)--November 5, 2009--Greatbatch, Inc. (NYSE:GB), today announced results for its third quarter ended October 2, 2009:

  CRM/Neuromodulation revenue growth of 5%
  Orthopaedic and Electrochem revenue negatively impacted by market slowdown
  GAAP operating results include impact of $34.5 million Electrochem litigation charge
  Cash flows from operations of $29 million
  Consolidation initiatives remain on track
  Annual operating margin guidance maintained on reduced full year revenue expectations
(Dollars in thousands, except share data)	2009 3rd Qtr.	2008 3rd Qtr.	% Change	2009 2nd Qtr.	% Change
Revenue	$121,470	$136,242	-11%	$134,725	-10%
GAAP Operating Income (Loss)	$(23,933)	$15,714	NA	$12,469	NA
GAAP Operating Income (Loss) as % of Sales*	-19.7%	11.5%		9.3%
Adjusted Operating Income*	$13,646	$19,279	-29%	$14,893	-8%
Adjusted Operating Income as % of Sales	11.2%	14.2%		11.1%
GAAP Diluted EPS	$(0.90)	$0.28	NA	$0.28	NA
Adjusted Diluted EPS*	$0.32	$0.44	-27%	$0.40	-20%

* See Tables A and B at the end of this release for reconciliation of adjusted amounts to GAAP.

“Our CRM, Neuromodulation, Vascular Access and Electrochem product line revenue were generally in line with initial expectations,” stated Thomas J. Hook, Greatbatch’s President & Chief Executive Officer. “However, our Orthopaedic sales have been impacted by reduced spending on elective procedures and increased emphasis on inventory management programs from customers amid an uncertain regulatory and economic environment, which is consistent with other orthopaedic OEM suppliers. We are pleased with the progress we have made on our consolidation and operational efficiency initiatives, which have helped mitigate the impact of this lower revenue. Our operating results continue to be positively impacted despite the reduced demand for our orthopaedic products. We remain excited about the long-term prospects for our business and will continue to focus on diversifying our revenues, deepening relationships with both current and new customers, improving operational efficiencies and continuing to invest in the development of new technologies to support future growth.”

Third Quarter Results

Consolidated sales in the third quarter of 2009 were $121.5 million compared to $136.2 million in the comparable 2008 period and $134.7 million for the second quarter of 2009. As expected, Cardiac Rhythm Management (“CRM”) and Neuromodulation organic revenue growth moderated during the quarter while Orthopaedic and Electrochem revenue continued to be impacted by an overall market slowdown.

Gross profit as a percentage of revenue for the 2009 third quarter improved to 32.2%, compared to 30.6% for the third quarter 2008. This improvement was due to a higher mix of CRM/Neuromodulation revenue in the current quarter as well as the impact of consolidation initiatives completed over the past year.

Selling, general and administrative expenses of $15.8 million for the third quarter of 2009 were consistent with the same period of 2008 as normal inflationary cost increases were offset by savings from our various consolidation initiatives and lower performance based compensation.

Net research, development and engineering costs for the 2009 third quarter were $9.7 million which, as expected, were up from $6.8 million in the 2008 third quarter. This increase was due to the strategic decision in 2009 to further invest resources in the development of new technologies in order to provide solutions for our customers and ultimately create long-term growth opportunities.

GAAP operating loss for the third quarter of 2009 was $23.9 million compared to income of $15.7 million in the third quarter of 2008 and income of $12.5 million in the second quarter 2009. GAAP operating results for the current quarter include a $34.5 million litigation charge related to the previously disclosed jury verdict in the Electrochem litigation, which includes interest on the award and estimated attorneys’ fees and costs.

Adjusted operating income was $13.6 million, or 11.2% of sales, in the third quarter 2009, compared to $19.3 million, or 14.2% of sales, for the comparable 2008 period and $14.9 million or 11.1% of sales in the second quarter 2009. This decrease is primarily due to the decrease in revenue and increase in R&D investment as discussed above. Adjusted amounts presented in this release exclude the impact of acquisition-related charges, as well as facility consolidation, manufacturing transfer, system integration expenses and litigation charges.

The adjusted and GAAP effective tax rates for the third quarter 2009 were 30.2% and 27.9%, respectively, compared to 36.5% and 41.3%, respectively, for the third quarter in 2008. The 2009 third quarter adjusted and GAAP effective tax rates include the favorable impact of the resolution of tax audits and the lapse of statutes of limitation on certain tax items during the quarter.

GAAP EPS decreased to a $0.90 loss per share in the third quarter 2009, compared to income of $0.28 per share for both the third quarter 2008 and second quarter 2009. Adjusted EPS decreased to $0.32 per share in the third quarter 2009 from $0.44 per share in the third quarter 2008 and $0.40 for the second quarter of 2009. Prior year amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting related to convertible debentures adopted in 2009.

Cash flows from operations for the third quarter of 2009 of approximately $29 million were used to support normal capital expenditures and to pay down our line of credit by $14 million, or 12% of the outstanding balance. For the first nine months of 2009, cash flows from operations were approximately $50 million and the Company has repaid $25 million, or 19% of its line of credit balance. As of October 2, 2009, the Company had $29.5 million of cash and cash equivalents and $128 million of availability under its revolving line of credit.

“During this economic downturn and challenging health care market environment, we continue to focus on the variables that are within our control,” commented Thomas J. Mazza, Senior Vice President & Chief Financial Officer. “In the third quarter we continued to take cost cutting measures to help offset the impact of our reduced revenue, continued to consolidate our Teterboro NJ facility into our Raynham MA facility, which is on schedule for completion in the fourth quarter, and converted two facilities to our ERP platform to further streamline operations. Additionally, we continued to invest in the development of new technologies as evidenced by the increase in gross RD&E to 9% of sales. We remain confident that our continued focus on these initiatives coupled with our strong cash generation will provide significant growth opportunities once the markets recover.”

Product Lines

The following table summarizes the Company’s sales by major product lines for the third quarters of 2009 and 2008 (in thousands):

Product Lines	2009 3rd Qtr.	2008 3rd Qtr.	% Change	2009 2nd Qtr.	% Change
Greatbatch Medical
CRM/Neuromodulation	$74,094	$70,540	5%	$78,026	-5%
Vascular Access	8,375	8,840	-5%	9,152	-8%
Orthopaedic	23,190	37,940	-39%	31,389	-26%
Total Greatbatch Medical	105,659	117,320	-10%	118,567	-11%
Electrochem	15,811	18,922	-16%	16,158	-2%
Total Sales	$121,470	$136,242	-11%	$134,725	-10%

Greatbatch Medical

Compared to the prior year and consistent with our expectations, CRM and Neuromodulation revenue growth moderated to 5% during the third quarter compared to the same period of 2008 and is now more in line with market growth rates compared to the above-market growth rates experienced over the last several quarters. More specifically, increased growth in medical batteries due to market growth and customer market share shifts was partially offset by a decrease in capacitor sales due to inventory adjustments made by OEM customers during the quarter. In comparison to the second quarter of 2009, CRM and Neuromodulation revenue declined 5% due to the timing of customer product launches. CRM and Neuromodulation revenue can vary significantly from quarter to quarter based upon the timing of customer product launches, customer outsourcing decisions, changes in customer market share mix and customer inventory adjustments, as well as marketplace field actions.

Third quarter revenues for the Vascular Access product line were $8.4 million, compared to the prior year quarter revenues of $8.8 million and sequential quarter revenue of $9.2 million. These decreases were primarily due to lower introducer sales as a result of customer inventory adjustments.

Orthopaedic product line revenues were $23.2 million for the quarter, compared to $37.9 million for third quarter 2008 and $31.4 million for the 2009 second quarter. Current quarter revenues include the impact of reduced spending on elective procedures and increased emphasis on inventory management programs from customers as a result of the uncertain economic and regulatory environment and are consistent with other orthopaedic OEM suppliers. Foreign currency exchange rate fluctuations had a minimal impact on revenue during the quarter in comparison to the prior year. We believe that year-over-year comparisons in orthopaedic revenues will continue to be challenging for the remainder of 2009. We continue to streamline and invest in our orthopaedic operations which we believe present significant opportunities.

Electrochem

Third quarter 2009 sales for the Electrochem business segment were $15.8 million, compared to $18.9 million in the third quarter 2008 and $16.2 million in the sequential quarter. This decrease is primarily related to the slowdown in the Energy and Portable Medical markets, which caused customers to reduce inventory levels and push back projects. We continue to actively manage our business so that we will be better prepared to meet the needs of our customers once the markets recover. Given the reduced rate of Electrochem revenue decline during the quarter, the markets appear to have stabilized. However, we do not foresee significant market growth over the next few quarters.

Financial Guidance

Based upon our third quarter results and lower demand expectations from our orthopaedic product line for the remainder of the year, we now anticipate revenue to be between $520 million and $535 million for 2009. Despite this lower revenue, we still believe our adjusted operating income for the full year 2009 will be in line with our previously provided guidance of 11.0% to 13.0% of sales due to our on-going consolidation and cost-cutting initiatives. Note that the fourth quarter of 2008 included 14 weeks compared to the fourth quarter of 2009, which will have 13 weeks due to our 52/53 week convention. We remain focused on our long-term strategic objective of growing revenue faster than our markets through diversifying our revenue base, leading innovation, and providing customers with the technology solutions that they need to be successful.

Conference Call

The Company will host a conference call on Friday November 6, 2009 at 8:00 a.m. E.S.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 11:00 a.m. E.S.T. on November 6, 2009 until November 13, 2009. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 32334328.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) provides top-quality technologies to industries that depend on reliable, long lasting performance through its brands Greatbatch Medical and Electrochem. Greatbatch Medical develops and manufactures critical technologies used in medical devices for the cardiac rhythm management, neuromodulation, vascular access and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the Energy, Military, Portable Medical, and other markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income & margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset disposition and other charges, (iv) litigation charges and (v) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share is calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income & margin, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies and to operate the acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions brought against the Company and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income (Loss) Reconciliation (in thousands):

	2009 3rd Qtr.	2008 3rd Qtr.	2009 YTD	2008 YTD
Operating income (loss) as reported:	$(23,933)	$15,714	$3,335	$22,926
In-process research and development	-	-	-	2,240
Acquisition charges (inventory step-up)	-	-	-	6,422
Sub-total	(23,933)	15,714	3,335	31,588
Adjustments:
Litigation charge	34,500	-	34,500	-
Consolidation costs	1,449	1,657	4,926	3,626
Integration expenses	1,196	1,812	2,776	3,876
Asset dispositions & other	434	96	604	(28)
Operating income – adjusted	$13,646	$19,279	$46,141	$39,062
Operating margin – adjusted	11.2%	14.2%	11.7%	9.8%

Table B: Net Income (Loss) & EPS Reconciliation (in thousands, except per share amounts):

	2009 3rd Qtr.	2008 3rd Qtr.	2009 YTD	2008 YTD
Income (loss) before taxes as reported:	$(28,694)	$11,109	$(10,821)	$10,238
In-process research and development	-	-	-	2,240
Acquisition charges (inventory step-up)	-	-	-	6,422
Sub-total	(28,694)	11,109	(10,821)	18,900
Adjustments:
Litigation charge	34,500	-	34,500	-
Consolidation costs	1,449	1,657	4,926	3,626
Integration expenses	1,196	1,812	2,776	3,876
Asset dispositions & other	434	96	604	(28)
Sub-total	8,885	14,674	31,985	26,374

Convertible debt accounting change	1,844	1,713	5,432	5,040
Adjusted income before taxes	10,729	16,387	37,417	31,414
Adjusted provision for income taxes	3,237	5,981	10,968	10,355
Adjusted net income	$7,492	$10,406	$26,449	$21,059
Adjusted diluted EPS	$0.32	$0.44	$1.12	$0.91
Number of shares (thousands)	23,900	24,000	23,900	24,000

Note:	1)	Adjustments to 2008 were made based on the expected full year adjusted effective tax rate of 34.0% which includes the impact of IPR&D charges which are not deductible for tax purposes.
	2)	Adjustments to 2009 were made based on the expected full year adjusted effective tax rate of 31.0% which includes the impact of discrete items realized in 2009.
	3)	Prior year amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting related to convertible debentures adopted in 2009.

GREATBATCH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(In thousands except per share amounts)

	Three months ended		Nine months ended
	October 2, 2009	September 26, 2008 (1)	October 2, 2009	September 26, 2008 (1)

Sales	$121,470	$136,242	$396,013	$400,044
Cost of sales	82,333	94,489	271,240	290,997
Gross profit	39,137	41,753	124,773	109,047
Operating expenses:
Selling, general and administrative expenses	15,790	15,681	52,362	52,685
Research, development and engineering costs, net	9,701	6,793	26,270	23,722
Acquired in-process research and development	-	-	-	2,240
Litigation charge	34,500	-	34,500	-
Other operating expense, net	3,079	3,565	8,306	7,474
Total operating expenses	63,070	26,039	121,438	86,121
Operating income (loss)	(23,933)	15,714	3,335	22,926
Interest expense	4,895	4,981	14,714	14,948
Interest income	(22)	(142)	(49)	(663)
Other income, net	(112)	(234)	(509)	(1,597)
Income (loss) before provision (benefit) for income taxes	(28,694)	11,109	(10,821)	10,238
Provision (benefit) for income taxes	(8,001)	4,593	(3,354)	3,454
Net income (loss)	$(20,693)	$6,516	$(7,467)	$6,784

Earnings (loss) per share:
Basic	$(0.90)	$0.29	$(0.33)	$0.30
Diluted	$(0.90)	$0.28	$(0.33)	$0.30

Weighted average shares outstanding:
Basic	23,000	22,600	22,900	22,500
Diluted	23,000	24,100	22,900	22,700

(1)	Prior year amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting related to convertible debentures adopted in 2009.

GREATBATCH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands)

ASSETS	October 2,	January 2,
	2009	2009 (1)
Current assets:
Cash and cash equivalents	$29,545	$22,063
Accounts receivable, net	76,637	86,364
Inventories, net	115,761	112,304
Deferred income taxes	15,033	8,086
Prepaid expenses and other current assets	10,843	6,754
Total current assets	247,819	235,571

Property, plant, and equipment, net	157,000	166,668
Intangible assets, net	120,682	126,389
Goodwill	303,994	302,221
Deferred income taxes	2,413	1,942
Other assets	15,453	15,242
Total assets	$847,361	$848,033

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$28,804	$48,727
Income taxes payable	2,570	4,128
Current portion of long-term debt	30,450	-
Accrued expenses and other current liabilities	74,857	40,497
Total current liabilities	136,681	93,352

Long-term debt	265,656	314,384
Deferred income taxes	58,251	57,905
Other long term liabilities	6,831	7,601
Total liabilities	467,419	473,242
Stockholders' equity:
Preferred stock	-	-
Common stock	23	23
Additional paid-in capital	290,488	283,322
Treasury stock	-	(741)
Retained earnings	87,796	95,263
Accumulated other comprehensive gain (loss)	1,635	(3,076)
Total stockholders’ equity	379,942	374,791
Total liabilities and stockholders' equity	$847,361	$848,033
(1)	January 2, 2009 amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting related to convertible debentures adopted in 2009.

CONTACT:
Greatbatch, Inc.
Marco Benedetti, Corporate Controller & Treasurer
716-759-5856